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                                                                         EXHIBIT


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)
                  Information to be included in Statement Filed
          Pursuant to Rules 13-d(b), (c)and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)
                                (Amendment No. )*


                                 Versicor, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    925314106
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|X|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 925314106

                                                            Page __ of ___ Pages

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     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                          APAX EUROPE IV GP CO LIMITED
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     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)    |_|
                                                                      (b)    |_|

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     3        SEC USE ONLY


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     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              GUERNSEY
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                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
             SHARES                ---------------------------------------------
          BENEFICIALLY                 6      SHARED VOTING POWER
            OWNED BY                          1,468,926
              EACH                 ---------------------------------------------
            REPORTING                  7      SOLE DISPOSITIVE POWER
             PERSON                           -0-
              WITH                 ---------------------------------------------
                                       8      SHARED DISPOSITIVE POWER

                                              1,468,926
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     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,468,926
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     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                                |_|

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     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.3 %

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     12       TYPE OF REPORTING PERSON*


--------------------------------------------------------------------------------

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Item 1.

              (a)   Name of Issuer

                    Versicor, Inc.

               (b)  Address of Issuer's Principal Executive Offices

                    34790 Ardentech Court, Freemont CA, 94555


Item 2.

              (a)   Name of Persons Filing

                    Apax Europe IV GP Co Limited

              (b)   Address of Principal Business Office or, if none, Residence

                    13-15 Victoria Road, St Peter Port, Guernsey

              (c)   Citizenship

                    Guernsey

              (d)   Title of Class of Securities

                    Common Stock

              (e)   CUSIP Number

                    925314106


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)   |_| Broker or Dealer registered under Section 15 of the Act,

              (b)   |_| Bank as defined in section 3(a)(6) of the Act,

              (c) |_| Insurance company as defined in section 3(a)(19) of the Act,

              (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940,

              (e) |_| Investment Adviser registered under section 203 of the Investment Advisors Act of 1940,

              (f) |_| An employee benefit plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F),

              (g) |_| A parent holding company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7),

              (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


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              (j)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.       Ownership

              (a)   Amount Beneficially Owned: 1,468,926

              (b)   Percent of Class: 6.3%

               (c)  Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote

                                      None.

                    (ii)   Shared power to vote or to direct the vote 1,468,926

                   (iii)   Sole power to dispose or to direct the disposition of

                                      None.

                    (iv) Shared power to dispose or to direct the disposition of 1,468,926


Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.


Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.


Item 8.       Identification and Classification of Members of the Group

              Not applicable.


Item 9.       Notice of Dissolution of Group

              Not applicable.



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Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2000



                                           APAX EUROPE GP CO LIMITED




                                           By: /s/ Cae Helliar
                                              ------------------------------
                                               CAE HELLIAR--DIRECTOR